Exhibit 10.10

ADDENDUM TO EMPLOYMENT AGREEMENT

        THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is entered into as of the 18th day of April, 2002 by and among Anworth Mortgage Advisory Corporation, a California corporation (the “Company”), Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), and Joseph Lloyd McAdams (the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive entered into an employment agreement, dated January 1, 2002, with the Company (the “Agreement”).

        WHEREAS, the Company and Anworth are concurrently herewith entering into a merger agreement whereby the Company will be merged with and into Anworth (the “Merger”).

        WHEREAS, the Company and the Executive desire to modify the terms of the Executive’s employment under the Agreement in anticipation of the Merger.

        NOW THEREFORE, the parties hereby covenant and agree as follows:

        1.        Effective Date.  This Addendum shall become effective upon the effective date of the Merger.

        2.        Assumption.  Upon the effective date of the Merger, the Agreement as amended by this Addendum and all rights and obligations of the Company thereunder shall be assigned by the Company to and assumed by Anworth.  The Agreement and each of the provisions thereunder, as modified hereby, shall apply to the employment relationship between the Executive and Anworth as if such Agreement had originally been entered into by and between the Executive and Anworth.

        3.        Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, provided, that all references to the “Company” in the Agreement shall, as of the effective date of the Merger, be deemed to be references to “Anworth” under the Agreement, as modified hereby.

        4.        Employment.  In furtherance of the foregoing and for sake of clarity, Anworth shall on the effective date of the Merger employ the Executive as President, Chairman of the Board and Chief Executive Officer of Anworth, and the Executive does hereby accept and agree to such employment.  The Executive’s duties as President, Chairman of the Board and Chief Executive Officer shall be such executive and managerial duties as the Board of Directors of Anworth shall from time to time prescribe and as provided in the Bylaws of Anworth.  The Executive shall devote such time, energy and skill to the performance of his duties for Anworth and for the benefit of Anworth as may be necessary or required for the effective conduct and operation of Anworth’s business.  Furthermore, the Executive shall exercise due diligence and care in the performance of his duties to Anworth under the Agreement.

        5.        Term of Agreement (Section 2 of the Agreement).  The Term of the Agreement shall continue through the date that is three (3) years following the effective date of the Merger, unless sooner terminated as provided therein or renewed pursuant to the terms of Section 7 thereof.

        6.        Termination of Employment by the Executive for Good Reason (Section 5(a)(vi) of the Agreement).  In addition to (and not in lieu of) the events for which the Executive may terminate the Agreement for “good reason” under Section 5(a)(vi) thereof, the Executive may additionally terminate the Agreement at any time upon written notice to Anworth upon the occurrence of a Change of Control of Anworth, as defined in Exhibit A attached hereto.

        7.        Compensation (Section 4 of the Agreement).

                   (a)        Base Compensation.  From and after the effective date of the Merger, the Executive’s Base Salary shall be determined as set forth herein.  Base Salary shall equal the greater of:  (i) One Hundred Twenty Thousand Dollars $120,000 per year, and (ii) a per annum amount of 0.125% times the book value (as defined below) of Anworth (the “Variable Salary”).  The Variable Salary shall be reviewed quarterly and upon the raising of additional equity through the placement of securities and shall be subject to a maximum per annum amount of $250,000 (“Salary Cap”). The Salary Cap can be raised at any time by the Board of Directors of Anworth in its sole discretion.  In determining the Base Salary, the “book value” of Anworth shall be the aggregate amounts reported on Anworth’s balance sheet prepared in accordance with generally accepted accounting principles as Stockholders’ Equity but excluding any adjustments for valuation reserves (i.e., changes in the value of Anworth’s portfolio of investments as a result of mark-to-market valuation changes), all determined as of the close of business on the effective date of the Merger and thereafter on the closing date of any placements of securities resulting in additional equity and on the last day of each fiscal quarter.  The Base Salary shall be payable in equal installments twice monthly consistent with Anworth’s regular business practices.

                   (b)        Incentive Plan and Bonus.

                               (i)         Adoption of Incentive Plan.  As a condition to the execution of this Addendum by the Executive and his agreement to the assignment to and assumption of the Agreement by Anworth, the Board of Directors of Anworth is concurrently herewith adopting the Anworth 2002 Incentive Compensation Plan (the “2002 Incentive Plan”), which plan shall become effective upon the effective date of the Merger.  During the period of the Executive’s employment, no amendments, modifications or revisions shall be made to the 2002 Incentive Plan without the Executive’s prior written consent, and all amounts that may be paid under the 2002 Incentive Plan shall be paid thereunder.

                               (ii)         Incentive Bonus.  In addition to any other compensation payable to the Executive under the Agreement, the Executive shall participate in the 2002 Incentive Plan and shall be entitled to a minimum of 45% of all amounts paid and payable thereunder.  Such amounts shall be paid in cash, or up to 50% in value in fully unregistered shares of Anworth common stock at the discretion of the Anworth Compensation Committee, no less than quarterly in accordance with the terms of the 2002 Incentive Plan.  Anworth agrees to provide the Executive with unlimited piggyback registration rights to register any such shares issued in its next public offering of shares.  Additionally, the Executive shall recommend to the Board of Directors annually the names of the other officers of Anworth who shall receive compensation under such plan and the percentage amounts under the plan that shall be paid to each such person.  The Executive may waive in writing all or a portion of the minimum specified compensation herein for specified periods in his sole discretion.

                   (c)        Stock Option and Awards Plan.

                               (i)         Amendment of 1997 Stock Option and Awards Plan.  As a condition to the execution of this Addendum by the Executive and his agreement to the assignment to and assumption of the Agreement by Anworth, the Board of Directors of Anworth is concurrently herewith amending the Anworth 1997 Stock Option and Awards Plan to increase the number of shares authorized under such plan to 1,500,000.  The Executive’s agreement to the assignment to and assumption of the Agreement by Anworth is further conditioned upon the approval of the amendment to such by the stockholders of Anworth at the meeting of stockholders of Anworth at which such stockholders consider approval of the Merger.

                               (ii)         Equity Award.  Anworth shall on the effective date of the Merger grant to the Executive a restricted stock award of 20,000 shares of Anworth’s common stock under Anworth’s 1997 Stock Option and Awards Plan, as amended.  Such restricted stock shall vest in ten (10) annual increments of 10% each commencing on the anniversary date of the grant and shall be granted pursuant to Anworth’s standard award agreement.

                   (d)        Benefits.  In addition to any other benefits to which the Executive is entitled under the Agreement, during the Term and any renewals thereof:

                               (i)         Indemnification.  The Executive shall, in addition to any other legal or contractual rights to indemnification provided by Anworth, be provided coverage under all indemnification policies and director and officer liability policies maintained by Anworth for its senior executives.  In addition, for a period of two (2) years following the termination of the Executive’s employment with Anworth, Anworth shall maintain liability insurance for the Executive with coverage for claims incurred during or arising from the Executive’s term of employment, which coverage shall be consistent with coverage existing for the Executive at the date of termination.

                               (ii)         Disability Benefits.  Anworth agrees to provide the Executive with disability benefits under Anworth’s standard disability policy, which policy shall continue at the sole expense of Anworth for a period of five (5) years following the permanent disability of the Executive.

        8.        Obligations After Voluntary Termination; Death; Disability; For Cause Termination (Section 5(b) of the Employment Contract).  In addition to any and all other obligations of Anworth under the Agreement and Section 7(c) herein, in the event that the Executive’s Employment is terminated pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii) or 5(a)(iv) therein, on the Termination Date, Anworth shall also pay to the Executive or his representatives all incentive bonus compensation as is due pursuant to Section 7(b) herein prorated through the Termination Date.

        9.        Obligations After Termination Without Cause or Termination by Executive For Good Reason; Non-Renewal (Section 5(c) of the Agreement).

                   (a)        Base Salary Severance.  In lieu of any amounts to which the Executive is entitled to under Section 5(c)(iii) of the Agreement, the Executive shall instead be entitled to a lump sum payment equal to three times the maximum amount payable annually under the then-applicable Salary Cap.

                   (b)        Incentive Compensation Severance.  In addition to any and all other obligations of Anworth under the Agreement (as modified hereby) and Section 7(c) herein, in the event that the Executive’s employment is terminated pursuant to Sections 5(a)(v) or 5(a)(vi) of the Agreement or not renewed pursuant to Section 7 of the Agreement, on the Termination Date (except as otherwise set forth under subsection (ii) below), Anworth shall also pay to the Executive or his representatives:

                               (i)         all incentive bonus compensation as is due pursuant to Section 7(b) herein prorated through the Termination Date; and

                               (ii)        an amount equal to one hundred fifty percent (150%) of the greater of (A) the highest amount paid or payable to all Anworth employees under the 2002 Incentive Plan during any one of the three (3) fiscal years prior to the Termination Date, or (B) the highest amount paid or payable to all Anworth employees under the 2002 Incentive Plan during any one of the three (3) fiscal years following the Termination Date (the “Subsequent Payment Period”), assuming for purposes of this Addendum that the 2002 Incentive Plan remains in full force and effect without modification during such Subsequent Payment Period.  On the Termination Date, Anworth shall pay the Executive the amount set forth under subsection (A) above.  On the final day of the Subsequent Payment Period, Anworth shall pay the Executive the amount, if any, by which the amount set forth under subsection (B) above exceeds the amount set forth under subsection (A) above, without regard to whether or not the time period set forth under subsection (A) above is shorter than the Subsequent Payment Period.

                   In the event Anworth disputes the Executive’s right to the payment of compensation upon resignation for “Good Reason” as described in Section 6 of the Agreement, Anworth shall, in addition to its obligation to make the compensation payments as described therein, continue to pay the Executive amounts payable under this Section 9.

                   In addition, Anworth shall take all appropriate action to cause the immediate vesting of the Executive’s options to purchase equity interests in Anworth and any other equity awards in Anworth, and the term of such options and awards and any other options and awards shall be extended to the maximum allowable term under the equity incentive plan under which such options and awards were granted. The provisions of this Section 9 shall constitute an amendment to any existing stock option and stock award agreements of Anworth as of the date hereof.

        10.        Excise Tax Gross-Up.  In the event any of the payments under the Agreement, as modified hereby, shall become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision of federal, state, or local law, Anworth shall pay to the Executive such additional amounts as may be necessary to fully offset the tax effects of such excise tax or taxes, in accordance with procedures as may be mutually agreed upon by the parties.  In addition, Anworth shall be responsible for any and all fees and expenses incurred by the Executive in connection with any audit by the Internal Revenue Service claiming additional tax pursuant to Section 4999 of the Code.

        11.        Non-Compete.  The Executive will not, without the prior written consent of Anworth, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the American Stock Exchange, the NASDAQ National Market System or the New York Stock Exchange, provided that the Executive shall not, other than with respect to Anworth, own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any residential mortgage REIT for a period of one (1) year following termination of his employment with Anworth.  During such one (1) year period, the Executive shall not solicit any employees of the Company (other than employees who are members of the Executive’s immediate family) to work for any person or entity the business of which is competitive with the business of Anworth. The Executive shall keep confidential all materials, files, reports, correspondence, records and other documents (“Anworth Materials”) used, prepared or made available to him in connection with his employment by Anworth and which have not otherwise been made available to the public, and upon termination of his employment shall return such Anworth Materials to Anworth. The Executive acknowledges that Anworth may seek injunctive relief or other specific enforcement of its rights under this Section 11.

        12.        Notices.  All notices and other communications under the Agreement shall be in writing and mailed, telecopied, or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party, at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to the Executive, to:

Mr. Lloyd McAdams
1299 Ocean Avenue
Suite 200
Santa Monica, CA 90401
Telephone: (310) 393-1424
Facsimile: (310) 434-0100

with a copy to:

Pillsbury Winthrop LLP
725 S. Figueroa Street
Suite 2800
Los Angeles, CA 90017
Attention: M. Katharine Davidson
Telephone: (213) 488-7427
Facsimile: (213) 629-1033

If to the Company, to:

Anworth Mortgage Asset Corporation
1299 Ocean Avenue
2nd Floor
Santa Monica, CA 90401
Telephone: (310) 393-0115
Facsimile: (310) 434-0100
Attention: President

with a copy to:

Allen Matkins Leck Gamble & Mallory LLP
1901 Avenue of the Stars, 18th Floor
Telephone: (310) 788-2400
Facsimile: (310) 788-2410
Attention: Mark J. Kelson

All such notices and communications shall, when mailed, telecopied, or delivered, be effective three days after deposit in the United States mail, telecopied with confirmation of receipt, or delivered by hand to the addressee or one day after delivery to the courier service.

        13.        Remaining Terms Unchanged. The parties agree that all terms and conditions of the Agreement, including, but not limited to, all provisions pertaining to compensation, termination, choice of law and arbitration, shall remain in full force and effect as modified hereby.

        IN WITNESS WHEREOF, this Addendum to Employment Agreement is executed as of the day and year first above written.

Executive		Anworth Mortgage Advisory Corporation

/s/ Joseph Lloyd McAdams		By:	/s/ Heather U. Baines

Joseph Lloyd McAdams			Name: Heather U. Baines
Title: Executive Vice President

Anworth Mortgage Asset Corporation

By:	/s/ Heather U. Baines

Name: Heather U. Baines
Title: Executive Vice President

EXHIBIT A

CHANGE OF CONTROL

                   A “Change of Control” as used in the Addendum of which this Exhibit is a part shall mean any of the following:

                   (a)        Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company or any trustee or other fiduciary holding securities under an Executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d–3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 9.8% of the combined voting power of the Company’s then outstanding securities; or

                   (b)        During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

                   (c)        The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

                   (d)        The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

EXHIBIT A